U.S. SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported): May 4, 1998

                     Commission File No.   0-22524

                     REAL GOODS TRADING CORPORATION
(Exact name of small business issuer as specified in its charter)

    California                              68-0227324
(State or other jurisdiction of      (IRS Employer Identification
 incorporation or organization)       Number)

 555 Leslie Street, Ukiah, California             95482
(Address of principal executive offices)        (Zip Code)

Issuer's telephone number, including area code:  (707) 468-9292
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Item 5.  Other events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.

                                SIGNATURES

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              REAL GOODS TRADING CORPORATION
                                        (Registrant)

Date: May 7, 1998                         By: [S]DONNA MONTAG
                                                 Donna Montag
                                          Chief Financial Officer


For More Information: John Schaeffer, CEO   For Immediate Release
                      707.468.9292 ext. 2440

      Real Goods Announces Appointment of Ron Zell as President
      - Adds Significant Depth to Retail and Catalog Direction

Ukiah, California, 4 May 1998...Real Goods Trading Corporation (RGTC - Nasdaq), announced today the appointment of Ronald Zell to the position of President of the Company. Zell, 58, formerly President of Road Runner Sports, Senior VP of Marketing for Bear Creek Corporation (Harry & David and Jackson/Perkins), and VP of Retail for Eddie Bauer, specializes in bringing emerging growth mail order and retail companies to profitability and sales growth through infrastructure development and market positioning.

John Schaeffer, Real Goods Founder and former President, will retain the titles of CEO and Chairman of the Board. Schaeffer will remain responsible for strategic development of the catalog, retail expansion, the Solar Living Center, and the Company's Renewable Energy Division. Schaeffer commented "Real Goods is fortunate to have grown to a point where we need both a President and a CEO. Ron specializes in taking companies with great ideas to the next stage in their development and in doing it very profitably. I look forward to having more time to develop our strategic growth plans with Ron running the Company on a day-to-day basis."

Newly appointed President, Ron Zell, commented "I recognized immediately that Real Goods had a strong foundation with a committed staff and a strong vision. I look forward to working with John, the Board, and the staff to bring Real Goods to new heights of efficiency, profitability and growth." Zell will begin his new position on May 18, just in time for the closing of Real Goods third successful direct public offering on June 30th, and in time to experience SolFest 98, which the Company is billing as the largest solar event in history. SolFest 98 takes place at the Solar Living Center in Hopland, California on June 20-21.

Real Goods Trading Corporation sells a broad range of energy and conservation products through its catalogs, retail stores, and on its website (www.realgoods.com) (call 800.762.7325 for a free catalog). The Company believes that it is the largest retailer of these products in the world. The corporation's common stock is publicly traded on the Chicago Stock Exchange under the symbol "RGT," on the Nasdaq small cap market under the symbol RGTC, and through a bulletin board maintained on its web site (http://www.realgoods.com).